                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                    Registration No.: 333-130408

MLCFC 2006-2 - New Issue $1.84bn Fixed Rate CMBS

Cls     Size      (M/S)       Sub       WAL      Tlk
A1      53.8     Aaa/AAA      30.0     2.61      S+6a
A2      88.2     Aaa/AAA      30.0     4.70      S+15a
A3      54.5     Aaa/AAA      30.0     6.83      S+25a
ASB     91.9     Aaa/AAA      30.0     7.16      S+25a
A1A    265.9     Aaa/AAA            **NOT OFFERED**
A4     734.8     Aaa/AAA      30.0     9.72      S+27a
AM     184.1     Aaa/AAA      20.0     9.94      A4+3
AJ     138.1     Aaa/AAA      12.5     9.96      A4+7

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this
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